UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K/A

(Amendment No. 1)

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 12, 2017

Green Plains Inc.
(Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.  Unregistered Sales of Equity Securities.

As previously reported, Green Plains Inc. (the “Company”) entered into a privately negotiated agreement dated April 12, 2017 with a holder, on behalf of certain beneficial owners, of the Company’s 3.25% Convertible Senior Notes due 2018 (the “2018 Notes”) pursuant to which it agreed to issue, in exchange for $24.1 million in aggregate principal amount of the 2018 Notes, (i) an aggregate of 884,220 shares of the Company’s common stock, par value $0.01 per share, plus (ii) a to be determined number of additional shares of common stock based on certain formulaic consideration (“Additional Shares”) and (iii) cash in the amount of accrued but unpaid interest on the 2018 Notes. On April 26, 2017, the Company will exchange 460,078 shares of common stock as Additional Shares for an aggregate of 1,344,298 shares of common stock.

The exchange of treasury shares of common stock for the 2018 Notes is being made pursuant to an exemption from registration provided in Section 4(a)(2)  of the Securities Act of 1933, as amended. This current report on Form 8-K does not constitute an offer to exchange the 2018 Notes or other securities of the Company for common stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pril

Date: April 25, 2017	Green Plains Inc. By: /s/ Jerry L. Peters Jerry L. Peters Chief Financial Officer (Principal Financial Officer)